                                                                      EXHIBIT 12

                                 NABISCO, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Earnings before fixed charges:
  Income before extraordinary item..........................       $  360
  Provision for income taxes................................          222
                                                                   ------
  Income before income taxes................................          582
  Interest expense..........................................          260
  Interest portion of rental expense........................           34
                                                                   ------
Earnings before fixed charges...............................       $  876
                                                                   ======
Fixed charges:
  Interest expense..........................................       $  260
  Interest portion of rental expense........................           34
  Capitalized interest......................................            2
                                                                   ------
    Total fixed charges.....................................       $  296
                                                                   ======
Ratio of earnings to fixed charges..........................          3.0
                                                                   ======
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